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                                                                    EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Verso Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-74258, 333-74264, 333-59372, 333-92337, 333-85107, 333-80501,
333-26015, 333-124037 and 333-124038) on Form S-8 and (Nos. 333-66292,
333-45028, 333-108613, 333-113759 and 333-123591) on Form S-3 of Verso
Technologies, Inc. of our report dated February 27, 2004, except as to note 5 which is as of March 16, 2005, with respect to the consolidated statements of operations, shareholders' equity and cash flows of Verso Technologies, Inc. and subsidiaries for the year ended December 31, 2003 and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Verso Technologies, Inc.


/s/ KPMG LLP

Atlanta, Georgia
March 30, 2006